Exhibit 10.1

FIRST AMENDMENT TO PARTICIPATION AGREEMENT

This FIRST AMENDMENT TO PARTICIPATION AGREEMENT (“Amendment”) is made as of this 13 day of April, 2010, by and among Cleveland Biolabs, Inc., a Delaware corporation (“CBL”) and Bioprocess Capital Partners, LLC, a management company of the venture fund Bioprocess Capital Ventures formed under the laws of the Federation of Russia (“BCP”).

RECITALS

A.           CBL and BCP entered into a certain Participation Agreement dated December 30, 2009 (the “Participation Agreement”) regarding the formation, capitalization and governance of Incuron, LLC, a limited liability company organized under the laws of Russia (the “Company”).

B.           CBL and BCP have each contributed 5000 Rubles to the capital company in connection with the formation of the Company.

C.           The intention of the parties based on prior discussions and term sheets was that CBL additionally contribute certain intellectual property to the Company with an agreed to appraised value of USD $14,972,670 and that BCP contribute up to an additional USD $15,000,000 to the Company in tranches.

D.           The terms of the Participation Agreement provide that CBL will contribute intellectual property with an appraised value of 549 900 thousand Rubles and BCP will contribute to the Company (i) 175 570 thousand Rubles before the moment of registration of the charter capital increase with the Russia tax agency;   (ii) 192 737 thousand Rubles upon the achievement of the First Milestone (as defined in the Participation Agreement); and (iii) 181 189 thousand Rubles upon achievement of the Second Milestone (as defined in the Participation Agreement).

E.           As a result of unanticipated and unintended currency fluctuations, based on current anticipated currency exchange forecasts, BCP’s contribution to the Company in Rubles may be valued in excess of USD $18,000,000 based on official currency exchange rate of Central Bank of Russian Federation on the date on this Amendment.

F.           The parties desire to amend the Participation Agreement to provide for an adjustment in Participation Interests in the Company of CBL and BCP based on the actual U.S. Dollar value of future capital contributions made by BCP to the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth herein, CBL and BCP hereby amend the Participation Agreement as follows:

1.	Definitions. All capitalized terms not defined herein shall have the meanings set forth in the Participation Agreement.

1.1 Tranche 1, 2, … N means payment made by BCP for Participation Interests in the charter capital of the Company.

2.
Adjustments in Participation Interests.  The Participation Agreement on shall be supplemented by the following section: "Agreement on percentage redistribution of Participation Interests held by the Participants upon investment process completion", specifically:

Within the meaning of article 429 of the Civil Code of the Russian Federation, on or before _____________ (provisional investment process completion date) CBL and BCP shall enter into a contract of sale of portion of Participation Interests (hereafter, the "Principal Contract") in the charter capital of Incuron LLC (OGRN: 1107746023550, INN: 7703713840, KPP: 770301001), according to which CBL shall sell and BCP shall purchase a portion of Participation Interests held by CBL in the charter capital of Incuron LLC on the following conditions:

i)	amount of the portion of Participation Interests to be transferred for a consideration, which amount shall be equal to A, shall be calculated by the formula below:

А= 50.01% - (14,972,670/(14,972,670 + B)*100%

Where

A is the amount of the portion of Participation Interests to be transferred for a consideration
B is the value to be calculated by the following formula:

B = (amount of Tranche 1 in rubles/ US dollar rate set by the Central Bank of the Russian Federation as of the date of payment of Tranche 1 + amount of Tranche 2 in rubles/ US dollar rate set by the Central Bank of the Russian Federation as of the date of payment of Tranche 2 + … + amount of Tranche  N in rubles/ US dollar rate set by the Central Bank of the Russian Federation as of the date of payment of Tranche N)

Provided always that the amount of Tranche 1 + Tranche 2 + … + Tranche N totals 549,497,000 rubles;

ii)	par value of the portion of Participation Interests to be transferred, which value shall be equal to C, shall be calculated by the formula below:

C = amount of the charter capital of Incuron LLC as of the date of signing of the principal contract * amount of the portion of Participation Interests to be transferred for a consideration (A);

iii)	the value of the transaction for sale of portion of Participation Interests shall be equal to the par value of the portion of Participation Interests;

iv)	the Principal Contract shall be entered into by CBL and BCP only in the case of BCP’s Participation Interest in percentage terms (equal to D) exceeds 50%:

D shall be calculated by the formula below:

D= (B/(14,972,670 + B)*100%

CBL and BCP guarantee that the Principal Contract will be executed in notarial format in accordance with the laws of Russian Federation.

3. CBL and BCP agree that The Principal Contract shall not be entered into and none of the parties shall have this obligation, provided that CBL makes a monetary contribution to assets of Incuron, LLC in the amount of USD $3 000 000 at any time before expiration of 60 (sixty) days after the last Tranche.

4. Notwithstanding the foregoing formulas and conditions, under no circumstances shall BCP’s Participation Interest percentage in the Company be less than 49.99% and CBL’s Participation Interest percentage in the Company exceed 50.01%.

5. Effect of the Amendment. Except for amendments set out herein, all other provisions of the Participation Agreement shall be unaffected and shall remain in full force.

IN WITNESS WHEREOF, CBL and BCP have executed this First Amendment to Participation Agreement as of the date first above written.

CBL:
Cleveland Biolabs, Inc.

/s/ Michael Fonstein
By: Michael Fonstein
President and Chief Executive Officer

BCP:
Bioprocess Capital Partners, LLC

/s/ Vladimir Tezov
By: Vladimir Tezov
Chief Executive Officer